CONTRACT

This Contract is entered into on the 27th  day of January 2004 by and between ZyMin Corporation, a Nevada corporation (ZyMin), 2014 Mid Road, Colorado Springs, CO, USA 80906-2938, and Golden Patriot, Corp., a Nevada corporation (Golden Patriot), 789 West Pender Street, Suite 1205, Vancouver, British Columbia, Canada V6C 1H2.

WITNESSETH:

WHEREAS, ZyMin has staked and located the Sierra lode mining Claims, more particularly described below, on behalf of ZyMin and;

WHEREAS, Golden Patriot wishes to purchase the Sierra Claims upon the terms set forth hereinafter,

NOW, THEREFORE, it is hereby agreed amongst the parties as follows:

1.

ZyMin agrees to sell and convey to Golden Patriot, and Golden Patriot agrees to purchase from ZyMin, Sierra Claims 1 through 30 inclusive, situate in Sections 1, 11, 12, and 14, T 33 N, R 36 E, MDB&M, within the Sierra Mining District, Pershing County, Nevada, USA, NMC Numbers 854169 through 854198 inclusive, which are more particularly described in Exhibit A attached hereto.

2.

In consideration for the sale and conveyance, Golden Patriot shall issue to ZyMin $7,700.00 (US), or a monetarily equivalent amount of shares of Golden Patriot's common stock (GPTC  OTCBB) based upon a price of $0.35 per share, in Golden Patriot's discretion on or before February 6, 2004, in a transaction which shall be exempt from the registration and prospectus delivery requirements of the Securities Act of 1933, which shall cause those shares to be “restricted securities”.   Accordingly, any  disposition by ZyMin of those shares shall be subject to all applicable rules and regulations of any and all regulators, including, but not limited to, the SEC, and the rules and regulations promulgated by those regulators regarding such disposition, including, but not limited to, Rule 144.

3.

As additional consideration for the sale and conveyance, Golden Patriot shall issue to ZyMin 200,000 shares of common stock 1933 on or before February 6, 2004, in a transaction which shall be exempt from the registration and prospectus delivery requirements of the Securities Act of 1933, and which will cause those shares to be “restricted securities”.   Accordingly, any disposition of those shares by ZyMin shall be subject to all applicable rules and regulations of any and all regulators, including, but not limited to, the SEC, and the rules and regulations promulgated by those regulators regarding such disposition, including, but not limited to, Rule 144.

4.

The closing date shall be on or before February 6, 2004.  Within thirty (30) days of closing date, ZyMin shall deliver to Golden Patriot a Quitclaim Deed covering the above-described claims.

5.

ZyMin warrants that upon closing date, ZyMin has good and merchantable title to the claims, subject only to paramount title in the United States of America.  To this effect ZyMin warrants that the claims have been staked, located and filed, with required fees paid, in accordance with the laws of the United States of America and State of Nevada.

6.

ZyMin makes no other warranties regarding the Sierra Claims.  Upon the closing date, the Sierra Claims are not warranted to contain economic resources, reserves, or other significant amounts of gold, silver, or other metals for which the claims were staked or for which the buyer may explore or seek to develop.  Neither are the Sierra Claims warranted to be free from safety, environmental, or health liabilities.

7.

The Quitclaim Deed shall contain a reservation of 2% of the net smelter returns from all production of metallic ores upon the claims, defined as the net proceeds received by Golden Patriot from the sale of minerals from the Property after deductions for all of the following:

I.

Custom smelting costs, treatment charges and penalties including, but without being limited to, metal losses, penalties for impurities and charges or deductions for refining, selling, and transportation from smelter to refinery and from refinery to market; provided, however, in the case of leaching operations, all processing and recovery costs incurred by Golden Patriot beyond the point at which the metal being treated is in solution shall be considered as treatment charges (it being agreed and understood, however, that such processing and recovery costs shall not include the cost of mining, crushing, dump preparation, distribution of leach solutions or other mining and preparation costs up to the point at which the metal goes into solution);

II.

Cost of transporting mineral product from the concentrator to a smelter or other place of treatment; and

III.

Production taxes, severance taxes and sales, privilege and other taxes measured by production or the value of production.

The aforesaid production royalty shall remain in effect until ZyMin receives 200,000 shares of restricted common stock, described in Paragraph 3 above, at which time ZyMin shall release it by Quitclaim Deed to Golden Patriot.

8.

After the closing date, Golden Patriot shall be obligated to maintain the mining claims in good standing at least until the production royalty is released.

9.

Each party shall be responsible for its own attorney's fees incurred for this transaction.  All recording costs shall be paid by Golden Patriot.

10.

 After the closing date, Golden Patriot shall assume all rights and obligations relating to the ownership of the Sierra Claims, including but not limited to: obligations for all costs to explore for and develop metal resources or reserves; costs and obligations to maintain the Sierra Claims in good standing; and rights to derive income from any reserves developed.

11.

After the closing date, Golden Patriot shall assume all costs and liabilities arising from all safety issues or hazards and/or all environmental liabilities and responsibilities either currently in existence or arising from any future activities within the boundaries of the Sierra Claims.  Golden Patriot shall complete reclamation and/or mitigation of any above described defects or liabilities from such activities without recourse to or upon ZyMin.

12.

After the closing date, Golden Patriot releases and shall hold ZyMin harmless from any loss or liability arising from Golden Patriot's ownership, exploration, development, mining, processing, reclamation and/or other activities on the claims.

13.

This Contract shall be governed by the laws of the Province of British Columbia, excluding any conflict of law principles that would require the application of the law of any other jurisdiction.  The venue for any action brought to enforce or interpret this Contract shall be a court of competent jurisdiction in the Province of British Columbia.

14.

No party shall assign its rights or obligations under this Contract without prior written consent of the other parties.  Subject to the foregoing, this Contract shall be binding upon and inure to the benefit of the officers, representatives, agents, and assigns of the respective parties hereto.

IN WITNESS WHEREOF, the parties hereto have executed this Contract as of the day and year first above written.

ZyMin Corporation, a Nevada

Golden Patriot, Corp., a Nevada corporation

corporation

By: /s/ Charles E. Sulfrian

By: /s/ Conrad Clemiss

Name:   Charles E. Sulfrian

Name: _Conrad Clemiss__________

Title: President and Board Chairman

Title_President & Director________

4,512,000 N
4,510,000 N
424,000 E
Sierra 1
Sierra 2
Sierra 3
Sierra 4
Sierra 5
Sierra 6
Sierra 7
Sierra 8
Sierra 9
Sierra 10
Sierra 11
Sierra 12
Sierra 13
Sierra 14
Sierra 15
Sierra 16
Sierra 17
Sierra 18
Sierra 19
Sierra 20
Sierra 21
Sierra 22
Sierra 23
Sierra 24
Sierra 25
Sierra 26
Sierra 27
Sierra 28
Sierra 29
Sierra 30
Gull 1
Gull 2
Gull 3
Gull 4
Gull 5
Gull 6
Gull 7
Gull 8
Gull 9
N
200 0 200 400 600 Meters
1000 0 1000 2000 3000 Feet

Sierra Claims
Sections 1, 11, 12 & 14 T36N R33E MDB&M
Pershing County, Nevada

**Exhibit A**